Exhibit 99.1
Royal Bank America Parent Co. Announces Fourth Quarter/Year-End Earnings
NARBERTH, PA—( March 19, 2008) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), parent company of Royal Bank America and Royal Asian Bank, announced that it has filed its Form 10-K for the year ended December 31, 2007 and released earnings results for the 4th Quarter and year-end.
Net income for the three months ended December 31, 2007 was $3.46 million or $0.27 basic earnings per share, compared to $5.51 million or $0.38 basic earnings per share for the same period in 2006.
Net income for the twelve months ended December 31, 2007 was $564 thousand or $0.04 basic earnings per share as compared to $21.57 million or $1.60 basic earnings per share for the same period in 2006. Consolidated total assets as of December 31, 2007 were $1.28 billion.
Joseph P. Campbell, President/CEO, Royal Bancshares of Pennsylvania, Inc. comments on earnings:
The reduction in earnings from 2006 to 2007 shines a bright light on the prevailing conditions in the commercial and residential real estate market. The fact that we were able to return to the positive side of the income sheet in the 4th quarter, coupled with the beginning impacts of the organizational and procedural upgrades we made as outlined in our 3rd Quarter results press release, are encouraging signs.
Comments on additional loan loss reserves:
For the second straight quarter we increased our allowance for loan losses. The allowance is funded by charges to operating income and thus reduced net income for the quarter and year. Our efforts are concentrated on actively resolving credit quality issues and reducing our loan loss reserve account, with the goal of returning income to the bottom line in future quarters.
Comments on the commercial real estate market:
We believe we are well-positioned and amply capitalized to play an active role in the financing of the next wave of development in the region.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates sixteen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and six locations in metro-Philadelphia, Northern New Jersey and New York under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The forgoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors which could cause actual results to differ from the results discussed in any such forward-looking statements, see the Annual Report — Form 10-K of Royal Bancshares of Pennsylvania, Inc. for the year ended December 31, 2007.